Exhibit 10.12

XēDAR

March 22, 2007

Mr. J. O. McFalls
ATLANTIC SYSTEMS CORPORATION
12 15 South Clark Street
Suite 1 102
Arlington, VA 22202

Dear J.O.:

This will confirm the terms of your employment by Atlantic Systems Corporation ("Atlantic") effective on the Effective Date (as defined below): The Terms of this Agreement will be in effect for three years from the Effective Date.

Position:                      President of the NSA Business Unit of Atlantic, a wholly owned subsidiary of XēDAR Corporation ("XēDAR"), with responsibilities as described in the attached position description.

Base Salary:                The beginning Base Salary for this position will be at the 75th percentile for comparable companies and will be $210,000.

Incentive:                     You will receive incentive in line with the 75th percentile for comparable companies. Your 2007 Incentive Compensation will be guaranteed at $52,500, prorated for your time of service in CYE 2007. For 2007, your Incentive Compensation will be based on 9 of employment, and will be $39,375.

Expenses:                    Reasonable business expenses, reimbursed monthly based on approved expense reports.

Restricted Stock:     You will be eligible for a restricted stock grant (RSU) in line with the 75th Stock percentile for companies for the CYE 2008 in the amount of 25% of your base compensation.  The targeted RSU grant for 2007 will be $31,631.00.  You must pay any applicable taxes when due on any RSU and XEDAR will comply with applicable withholding requirements.

Termination:                 You will only be terminated (i) if both Don Rakestraw and Hugh H. Williamson, agree that you are no longer performing in a satisfactory manner. (ii) As long as your primary residence continues in the Washington DC Metropolitan area, if you are terminated except for cause (which is defined as your death or disability, a conviction of a crime of moral turpitude, a felony, or a conviction resulting from actions by you which harm Atlantic or its parent (but shall not include a conviction relating to a minor traffic or other petty offense)), you will receive$690,000 of compensation during the first year of employment, $460,000 for all subsequent years thereafter. If you are terminated for cause, you will receive compensation through your termination date only and no additional compensation.

Benefits:                      In accordance with XēDAR’s Company policy.

Effective Date:  Upon the closing of a transaction whereby Xedar acquires all of the outstanding securities of Atlantic.

This letter does not constitute an employment contract either expressed or implied. Any employment by Atlantic is on an "at will" basis and may be terminated by the Board of Xedar at any time, with or without cause.

With you, I look forward to making XēDAR a world-class operation with a significant market capitalization.

Sincerely,

/s/ Hugh H. Williamson, III
Hugh H. Williamson, III
Chairman and CEO
XēDAR Corporation

Accepted:

/s/ J. O. McFalls
J. O. McFalls